UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 25, 2008

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

1501 S. Clinton Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

Effective May 1, 2007, (i) Rose Cernak, Hanan Sibel, and Leonard Stoler retired from the Board of Directors of First Mariner Bancorp (the “Company”) and (ii) Thomas L. Bromwell did not seek re-election to the Board of Directors at the annual meeting of stockholders held on May 1, 2007, thereby leaving four (4) vacancies on the Board of Directors.

On March 25, 2008, the Board of Directors (i) elected Anirban Basu and Gregory A. Devou to fill two (2) of the four (4) vacancies described above, and (ii) reduced the size of the Board from 17 to 15 directors.

Mr. Basu will serve until the 2008 Annual Meeting of Stockholders and will stand for re-election at the 2008 Annual Meeting to serve until the 2011 Annual Meeting and until his successor is duly elected and qualifies. Mr. Basu will serve on the Executive Committee of the Board.

Mr. Devou will serve until the 2008 Annual Meeting and will stand for re-election at the 2008 Annual Meeting to serve until the 2010 Annual Meeting and until his successor is duly elected and qualifies. Mr. Devou will serve on the Audit Committee of the Board.

Each of Messrs. Basu and Devou will receive regular director’s fees for serving on the Board, which are subject to change by the Board and are disclosed each year in the Company’s definitive proxy statement for the annual meeting of stockholders. Specifically, each will receive $1,500 for attending each meeting of the Board. Mr. Basu will receive $1,500 for attending each Executive Committee meeting of the Board. Mr. Devou will receive $2,500 for attending each Audit Committee meeting of the Board. Each of Messrs. Basu and Devou will also receive a yearly grant of stock options to purchase 500 shares, as well as stock options to acquire 100 shares of common stock for each committee meeting he attends.

(e)	Compensation Matters

On March 25, 2008, the Board of Directors of the Company approved certain recommendations of the Company’s Compensation Committee that met on February 20, 2008. The following recommendations were approved.

1.
The committee reviewed the most recently available base salary and other compensation for the Company’s peers. Based upon the data reviewed and consideration of individual executive and corporate performance, base salaries were not changed from their current levels.

2.
The committee reviewed the 2007 Executive bonus plan for any needed action. The plan as approved provided for cash bonus opportunity for the CEO and other executive officers based upon attainment of net income of $5.5 million. Based upon the company’s reported net income, the minimum criteria to produce a payout was not met and subsequently no bonuses were authorized.

3.
The committee established a short-term incentive plan for 2008, whereby the Chief Executive Officer and other executive officers are eligible to earn incentive payouts in the form of cash, dependent upon 2008’s reported net income. The plan establishes the annual budgeted net income for 2008 as the target level of performance. Cash payouts eligible upon achievement of the targeted earnings are 20% of base salary for the Chief Executive Officer and other executive officers. Eligible payouts under the plan would increase on a pro-rata basis for earnings in excess of the budgeted net income or decrease on a pro-rata basis for earnings lower than the budgeted net income.

4.
The committee recommended that discretionary stock option grants be awarded to executive officers as follows: Edwin Hale - 15,000 shares, George Mantakos - 7,500 shares, Joseph Cicero 7,500 shares, and Mark Keidel - 6,000 shares. The shares have an exercise price of $5.70 per share (Market price at time of the grant) and would vest equally over the next three years.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

10.1	Description of 2008 Short-Term Incentive Plan (filed herewith).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: March 28, 2008	By:	/s/ Joseph A. Cicero
Joseph A. Cicero
President and Chief Operating Officer

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EXHIBIT INDEX

Exhibit No	Description

10.1	Description of 2007 Short-Term Incentive Plan (filed herewith)